UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 31, 2014 (January 30, 2014)

MALIBU BOATS, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-36290	46-4024640
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5075 Kimberly Way Loudon, Tennessee	37774
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (865) 458-5478

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective as of January 30, 2014, the board of directors (the “Board”) of Malibu Boats, Inc. (the “Company”) increased the size of the Board from four to nine directors and the appointments of James R. Buch, Ivar S. Chhina, Michael J. Connolly, Peteer E. Murphy and John E. Stokely to the Board became effective. Messrs. Connolly and Chhina are Class I directors whose terms will expire at the annual meeting of stockholders to be held in 2014, Messrs. Buch and Murphy are Class II directors whose terms will expire at the annual meeting of stockholders to be held in 2015 and Mr. Stokely is a Class III director whose term will expire at the annual meeting of stockholders to be held in 2016. Messrs. Chhina (chair), Buch and Stokely have been appointed to the audit committee of the Board (the “Audit Committee”) and Messrs. Murphy (chair) and Connolly have been appointed to the compensation committee of the Board (the “Compensation Committee”).

The Company’s non-employee directors will initially be compensated with an annual retainer of $125,000. Directors will be required to take at least 50% of this retainer in the form of either Class A Common Stock of the Company, par value $0.01 per share (“Class A Common Stock”), or restricted stock units. A director may, however, elect to take a larger percentage of the retainer in Class A Common Stock or restricted stock units. The chairs of the Audit Committee and Compensation Committee will receive an additional annual retainer of $10,000 in cash. The independent directors will also be eligible to receive equity-based awards under the Company’s Long-Term Incentive Plan when, as and if determined by the Compensation Committee.

Item 7.01. Regulation FD Disclosure

On January 30, 2014, the Company issued a press release announcing the pricing of its initial public offering of Class A Common Stock. A copy of the Press Release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated hereby be reference in its entirety.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

99.1	Press Release dated January 30, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MALIBU BOATS, INC.

By:	/s/ Jack D. Springer
Jack D. Springer
Chief Executive Officer

Date: January 30, 2014

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press release issued on January 30, 2014